Exhibit 10.1

     Portions of this document including exhibits hereto indicated by an ++
                 have been omitted and filed separately with the
                Securities and Exchange Commission pursuant to a
             request for confidential treatment of such information.


                                LICENSE AGREEMENT

     This license agreement (this "Agreement") is made as of the 12th day of May 2003 among IP Holdings LLC, a Delaware limited liability company with offices at 103 Foulk Road, Wilmington DE ("Licensor"), Candie's, Inc., a Delaware corporation with offices at 400 Columbus Avenue, Valhalla, NY 10595 ("Candie's"), and Steven Madden, Ltd, a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, NY 11104 ("Licensee") (each a "Party" and, collectively, the "Parties").

                                   WITNESSETH:

     WHEREAS, Licensor is the exclusive owner of, and has as a result of its substantial use and promotion become identified with, the trade name, trademark and service mark "CANDIE'S", particularly for footwear and accessories and products and services related thereto, and as a result of such substantial use and promotion has developed a reputation for products and accessories that represent a certain lifestyle, quality and distinctiveness; and

     WHEREAS, Licensee desires to acquire the right and license from Licensor to use the trade name, trademark and service mark, whether or not registered, consisting of CANDIE'S (the "Licensed Mark"), in connection with the design, manufacture, sale, marketing, distribution, advertising and promotion of all categories of women's and children's footwear (the "Articles"), upon such terms and subject to such conditions as set forth herein.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants hereinafter set forth, the Parties hereby agree as follows:

1.   GRANT AND USE OF LICENSE

1.1  General.  Licensor hereby grants to Licensee during the Term (as defined in
     Section 2) and subject to the terms and conditions of this Agreement, the exclusive right and license to use the Licensed Mark in connection with the design, manufacture, sale, marketing, distribution, advertising and promotion of Articles throughout the Territory (as defined in Section 1.3).

1.2  Reservation   of   Rights.    Licensor   reserves   all   rights   to   the
     --------------------------
     Licensed Mark except such as are specifically granted herein to Licensee.

1.3  Territory. (a) The territory shall be the world (the "Territory"),  subject
     ---------                                             ---------
     to the terms,  conditions and limitations set forth in this Agreement.

     (b) Licensor represents that attached hereto as Exhibit A is a status report which sets forth in all material respects the registrations and applications of the Licensed Mark throughout the world in International Class 25 (footwear).

     (c) Licensor agrees that upon the approval of any Business Development Plan (as defined herein) of Licensee (which approval shall not be unreasonably withheld or delayed) that involves a country or region in which Licensor is not the owner or has not applied for registrations of the Licensed Mark in Class 25, Licensor will act promptly to investigate the availability of the Licensed Mark in that region or country, and will use commercially reasonable efforts to procure the registration of the Licensed Mark therein. A "Business Development Plan" is defined as a document in which Licensee, at its sole cost, sets forth with reasonable specificity and in good faith, the manner in which Licensee plans the sale, marketing, distribution, advertising and promotion of Articles in the proposed region or country, a proposed level of Net Sales (as defined in Section 5.2) for the proposed region or country for each year in which Licensee plans to distribute Articles therein, and the date that Licensee proposes to commence such sales. Notwithstanding anything in this Agreement to the contrary, nothing in the Business Development Plan or Licensor's acceptance thereof shall release Licensee from any or all of its obligations under this Agreement or require that Licensee proceed with the Business Development Plan.

1.4 Best Efforts of Licensee. Licensee shall use its best efforts to exploit the rights herein granted throughout the Territory and to sell: (i) the maximum quantity of Articles consistent with the high standards and prestige associated with the Licensed Mark; and (ii) an amount at least equal to the Minimum Net Sales (as defined in Section 5.1) and as set forth in Exhibit B hereof. For the purposes of this Agreement, Licensee's "best efforts" shall be construed in the context of the corresponding efforts of the highest quality of footwear manufacturers. Notwithstanding anything hereunder to the contrary, (x) Licensee shall not be required to use its best efforts to exploit the rights herein granted in any country or region unless and until Licensee shall have commenced marketing operations therein and (y) Licensor acknowledges and agrees that (I) Licensee is engaged in the footwear business, either directly or as licensee of other trademarks, and (II) Licensee may continue to expand its operations either through an expansion of its current brands or via other brands that it creates and/or licenses ("Licensee Other Activities").

1.5 Purchases by Licensor, Candie's or Business Partners. (a) Licensor, Candie's and their business partners, licensees and affiliates (collectively "Candie's Store Operators") will have the right at any time to sell, market, distribute, advertise and promote Articles within Candie's retail locations, outlets or stores.

     (b) Licensee will sell Articles to Candie's Store Operators, and Candie's Store Operators will purchase all of their requirements for Articles from Licensee, at prices equal to ++ percent (++%) lower than wholesale prices. Sales of Articles to Candie's Store Operators will not be included in the calculation of Minimum Net Sales and will not be subject to payment of Royalties (as hereinafter defined). Notwithstanding the foregoing, Candie's Store Operators may purchase up to ten percent (10%) of their requirements for Articles from entities other than Licensee. Except for sales at existing outlet stores only, Candie's Store Operators shall not sell Articles at an initial price less than the initial price charged by Macy's with respect thereto.

     (c) In the event that Candie's determines not to continue the operation of the Candie's concept or outlet retail locations (either directly or through the Calderone Group), Candie's will so notify Licensee to such effect and grant Licensee the right, prior to conducting any discussions or negotiations with other entities, to make an offer pursuant to which Licensee would open and operate such locations. It is understood that regardless of which party or entity is involved in a possible future roll out of retail stores, it will work with Licensee in good faith to establish appropriate pricing and other policies so that the wholesale and retail businesses are complementary.

1.6 No Publicity. Neither Party shall issue any press release or public statement related to the existence or subject matter of this Agreement without the prior written consent of the other as to all aspects of such release or statement, except as may be required by law or pursuant to a court order, in which event the Party making the press release or public statement shall give the other Party a reasonable opportunity to comment thereon prior to the release.

1.7 $++ Payment. In addition to all amounts to be paid hereunder, as consideration for entering into this Agreement Licensee will pay $++ to Candie's upon the execution of this Agreement. This payment is not an advance on Royalties (as defined herein).

2.  TERM.
    ----

2.1 Initial Term. The initial term of this Agreement shall be the period commencing as of the date hereof and continuing through December 31, 2009 (the "Initial Term"), unless sooner terminated in accordance with Section 10.

2.2  Year and Quarter.  (a) Each "Year" of the Initial Term shall be defined as:
     ---------------              ----

     the First Year                     5/12/03 -   12/31/04
     the Second Year                    1/1/05 --   12/31/05
     the Third Year                     1/1/06 --   12/31/06
     the Fourth Year                    1/1/07 --   12/31/07
     the Fifth Year                     1/1/08 --   12/31/08
     the Sixth Year                     1/1/09 --   12/31/09

     (b) With the exception of the First Year (as defined in Section 2.2), each 12 month period commencing January 1 and ending December 31 thereafter for which the license is in effect will be a "Year". Commencing with the shipment of Articles, each quarter of each Year throughout the Term (as defined in Section 2.3), ending March 31, June 30, September 30 and December 31, will be a "Quarter".

2.3 Renewal Term. (a) Licensee shall have the option to renew this Agreement for four additional terms of three (3) years (each, a "Renewal Term", referred to together with the Initial Term, as applicable, as the "Term"), if, (i) as of June 1 of the last Year in the applicable Term, Licensee shall have delivered to Licensor written notice of its intention to renew, and reasonable forecasts of the business projected to be achieved through the end of that Year (ii) as of the last day of the applicable Term, Licensee shall have achieved sales of Articles in an amount that equals or exceeds Minimum Net Sales for the applicable Term (as defined in Exhibit B) subject to such reduction in Minimum Net Sales as provided for in Section 5.1(b); and (iii) Licensee has been at all times throughout the Initial Term in material compliance with the terms of this Agreement or, if not, Licensee shall have cured any breach within thirty (30) days of receipt of written notice thereof from Licensor.

     (b) In the event of any Renewal Term, Licensor and Licensee will agree in good faith on appropriate and reasonable Minimum Net Sales for such Renewal Term taking into account various factors, including without limitation, the level of business achieved during the final two Years of the prior Term.

3.   MANUFACTURE OF ARTICLES; QUALITY CONTROL.
     ----------------------------------------

3.1 Production of Articles. During each Year for which this Agreement is in effect, Licensee shall, at its own expense, manufacture or have manufactured, sell, market, distribute and promote Articles, along with any Packaging Materials (as defined in Section 3.4) used in connection therewith, of a good quality that are at least comparable to similar items offered at comparable prices for each respective brand and of such style, appearance and distinctiveness so as to protect and enhance, and in no manner reflect adversely upon, the prestige of Licensor and the Licensed Mark and the goodwill pertaining thereto.

3.2 Dedicated Designer and Sales Staff. (a) Within 120 days of the execution of this Agreement, and continuing throughout the Term, Licensee will have hired and shall maintain for Articles a sales manager, the Sales Employee (as defined below) or a comparable replacement, and a designer (together the "Candie's Personnel") dedicated exclusively to the design, manufacture, sale, marketing, distribution and promotion of Articles and such other employees as may be necessary to carry out its obligations under this Agreement. Licensee shall use reasonable efforts throughout the Term to ensure that Licensor and Candie's remain satisfied with the performance of the Candie's Personnel, including replacing one or more of the Candie's Personnel if there is a reasonable basis for doing so.

     (b) Licensee acknowledges and agrees that it and all employees involved in the design and sale of Articles must understand the distinction between Articles and other products designed or sold by Licensee and shall be able to produce and sell Articles distinct from other lines of products in a manner that is consistent with the reputation of the Licensed Mark and with the distribution channels in which such Articles are sold.

     (c) Within 15 days of the date hereof, Licensee will extend an offer of employment to Gerry Bonomi (the "Sales Employee"), on terms comparable to those pursuant to which he is currently employed by Candie's.

3.3 Contractors and Suppliers. (a) All parts and components of the Articles shall be manufactured, sold, distributed, marketed, promoted, labeled, packaged and, if applicable, imported into any country or region by Licensee in all material respects in accordance with all applicable foreign and United States laws, rules and regulations and the practices and policies of Licensor relating thereto that have been provided to Licensee, including those with respect to fair remuneration for work, health and safety conditions in the work environment and social protection of workers. Licensee agrees that upon Licensor's request it will provide notice to Licensor of the location and ownership of any factory or facility that manufactures or fabricates Articles or components of Articles, and Licensee shall cease producing Articles at factories or facilities as to which Licensor shall reasonably object, or take all necessary steps to cure any issues regarding quality, within thirty 30 days following Licensee's receipt of such notice. Notwithstanding the foregoing, Licensor acknowledges and agrees that any factory or facility that currently
     manufactures   or   fabricates   goods  for   Licensee  is  an   acceptable
     manufacturer.

     (b) Licensee further agrees that it will make aware all permitted contractors, subcontractors and suppliers used in the manufacture, sale, distribution, marketing, advertising and promotion of Articles that: (i) they are expected to adhere to all of the same high standards with regard to Articles and the Licensed Mark to which Licensee is held; (ii) Licensor is the true and lawful owner of, and in some cases applicant for the registration, or registrant, of the Licensed Mark; and (iii) Licensee's authority to use the Licensed Mark derives solely from this Agreement. Licensee shall be fully responsible for any breach of this Agreement by its permitted contractors, subcontractors, suppliers, affiliates and similar parties hereunder. Licensee shall use all reasonable efforts to protect the Licensed Mark from any misappropriation, misuse or unauthorized use by any of its directors, officers, employees, agents, contractors, subcontractors, suppliers or associates, and shall indemnify Licensor for any damages incurred arising from the actions or omissions of any of the directors, officers or employees of such entities in such regard.

3.4 Display of Licensed Mark. With respect to all Articles, Licensee shall use and display the Licensed Mark only in such form and manner as is consistent with the high standards and prestige associated with the Licensed Mark and the high quality of the Articles, and Licensee shall cause such legends, markings and notices as may be required by law or as Licensor requests to appear on all items used or intended to be used by Licensee in connection with the Articles or in connection with any materials in which the Articles are packaged, including, but not limited to tags, labels, boxes and bags ("Packaging Materials"). No Articles bearing the Licensed Mark shall be sold by Licensee under or in conjunction with any other trade name or trademark, except that Articles may be shipped to customers with other products in a bulk package. Licensee may include on Packaging Materials and on its business stationery and documentation an indication of the relationship between the Parties, but only in a form previously approved by Licensor.

3.5 Approvals by Licensor. During each selling season of each Year during the Term, Licensee shall submit to Licensor for its review in a timely manner for each selling season prior to the production or fabrication of Articles or Packaging Materials, as applicable, samples of all Articles and Packaging Materials and any and all items or components used or intended to be used by Licensee in connection with their design, manufacture, sale, distribution, marketing or advertising of Articles and Packaging Materials. If Licensor shall disapprove of any Articles or Packaging Materials, or any items used therein or components thereof (which disapproval shall not be made unreasonably), Licensee shall make such corrections or inclusions reasonably identified by Licensor. Articles and Packaging Materials shall be deemed to be approved by Licensor in the event Licensor does not provide notice of its disapproval within ten (10) Business Days following its actual receipt thereof from Licensee. For the purposes of this Agreement, "Business Day" means the days on which banks in the City of New York are required to be open for business.

3.6 Complementary Product. During each selling season of each Year during the Term, and any Renewal Term, if applicable, Licensee shall provide at cost to Licensor at Licensor's request, the number of samples of Articles as Licensor shall reasonably request.

3.7 Designs, Sketches and Ideas. (a) Licensee shall be the owner of all sketches, ideas, artwork, concepts and designs created by Licensee for use in connection with Articles (together, the "Designs"), including without limitation any and all patent, trade secret, trademark, copyright, and other intellectual property and proprietary right, title, and interest therein. The copyright in each Design shall belong to Licensee. Licensor agrees to execute, at Licensee's request, any written documents reasonably prepared by Licensee, and to provide such other cooperation and assistance that Licensee reasonably deems appropriate or necessary, to effectuate this result. Once Designs have been used for the production of Articles bearing the Licensed Mark, Licensee shall not use such Designs in connection with any other products without the prior written consent of Licensor. Notwithstanding the foregoing, Licensor acknowledges and agrees that, in connection with Licensee Other Activities, Licensee may create designs for other footwear that may in some respects resemble the Designs used for the production of the Articles bearing the Licensed Mark so long as Licensor uses its reasonable efforts to produce Articles that are distinctive from other products produced by Licensee.

     (b) At any time and from time to time, Licensor may prepare and deliver to Licensee sketches and ideas that it desires Licensee to use in producing Articles or Packaging Materials. Licensee agrees that it shall in good faith use its reasonable efforts to produce sample Articles or sample Packaging Materials, as applicable, in compliance with such sketches and ideas. All sketches and other materials provided by Licensor to Licensee are owned by Licensor and shall be used by Licensee solely in connection with the manufacture, sale, marketing, distribution, advertising and promotion of Articles or Packaging Materials, as applicable, in accordance with Licensor's instructions. Following its review or use of such materials, Licensee shall re-deliver them to Licensor, at Licensee's expense, and Licensee shall not use or permit the use of such materials thereafter except in connection with producing Articles. If Licensee does not use any such sketches or other materials, Licensor may use and permit others to use them in any manner it desires provided that such use by Licensor does not conflict with rights granted to Licensee under this Agreement.

3.8 Inspection. Upon reasonable notice, Licensee shall permit inspection by Licensor or its duly authorized representatives during regular business hours, of Licensee's premises or any other facilities in which samples, Articles, components of Articles or Packaging Materials are being manufactured or warehoused at any time (whether or not Licensee is then engaged in the production of Articles).

4.   DISTRIBUTION OF ARTICLES.
     ------------------------

4.1  On Time Shipment of Orders.  Licensee shall use reasonable  efforts to ship
     --------------------------
     all orders for Articles by the date promised.

4.2 Distinct Distribution Channels. (a) Articles shall be targeted to the upscale department store channel, including Federated, May Company, other department and specialty stores of that level, type and quality and any other store to which Candie's currently sells Articles, including, without limitation, JC Penney's. If there is any question as to whether a proposed customer meets the standard set forth herein, Licensee shall obtain Licensor's approval (which approval shall not be unreasonably withheld or delayed) prior to selling any products to such customer. ++ Notwithstanding the foregoing, in the event that Licensee advises Licensor in writing that there has been a material change in Licensee Other Activities prior to the end of the First Year, Licensor will use best efforts to remove any contractual impediments that may exist and, if successful, will permit Licensee to commence selling Articles to the mid-tier as soon as possible thereafter. In no event may Licensee sell any Articles in the mass merchant channel described in Section 4.2 (d).

     (b) Off Price Articles (as defined in Section 4.3 hereof) of all Articles may be sold to T.J. Maxx, Marshalls, Ross Department stores, and department and specialty stores of a similar level, type and quality. If there is any question as to whether a proposed customer meets the standard set forth herein, Licensee shall obtain Licensor's approval (which approval shall not be unreasonably withheld or delayed) prior to selling any products to such customer.

     (c) At no time shall Licensee distribute Articles or Off Price Articles to any retail stores that may be described as "discount mass merchants" or "wholesale clubs".

     (d) Licensor may consent to sales of Articles outside the specified channels set forth herein, from time to time and at any time, without limiting or waiving the provisions of this Section 4.2.

     (e) Notwithstanding the foregoing, Licensee shall have the right to sell the Articles directly to the public (i) in Steven Madden retail stores, (ii) through catalogs and (iii) on Licensee's internet site (collectively, "Other Permitted Channels"). Sales of Articles in Other Permitted Channels will be included in the computation of Minimum Net Sales based on wholesale pricing.

4.3 Off Price Articles. In the event that Licensee shall produce Off Price Articles, Licensor will permit such Articles to be distributed strictly in accordance with this Agreement, so long as: (1) no distribution of Off Price Articles is made earlier than thirty (30) days after the conclusion of the "first run" retail selling season, and (ii) the total amount of such Off Price Articles sold in any Year does not exceed 25% of Net Sales in any given Year. Sales of Off Price Articles will be subject to payment of Royalties in accordance with Section 5.2(b) hereof and will be included in the calculation of Minimum Net Sales except in the event that such sales exceed 25% of total Net Sales, in which case such sales over 25% shall be deducted from Minimum Net Sales. For the purposes of this Agreement, "Off Price Articles" shall be defined as Articles offered by Licensee on a landed basis at prices thirty percent (30%) or more below wholesale.

4.4 Webstore. Candie's will transfer to and Licensee will take over all rights and obligations relating to the operation of the Candie's webstore located at www.candies.com (the "Webstore"), including all fulfillment therefor and maintenance thereof. Candie's will apply for and make available to Licensee full use of any URL or domain names that are necessary to operate the web site and store. Candie's acknowledges and agrees that Licensee may discontinue the offering of any non footwear products in the Webstore, but in the event that Licensee determines to stop selling all products through the Webstore for a period of 30 days or more, all rights to the Webstore shall revert to Licensor and Licensee shall cease having any rights relating thereto. The Parties shall work together in good faith to effect a smooth and expeditious transition.

4.5 Existing Inventory and Backlog. (a) It is understood that Candie's will retain all rights to and for, and all obligations and liabilities in connection with, footwear orders in connection with Spring 2003, including shipping, invoicing, collecting payment, markdowns, chargebacks and returns.

     (b) Candie's hereby transfers to Licensee its current backlog of unfilled orders for Fall 2003 as set forth on Exhibit C attached hereto (the "Backlog").

     (c) Candie's and Licensee will work together in good faith and use their collective best efforts to minimize any markdowns on the Spring 2003 collection. Notwithstanding the foregoing, in the event that, in connection with Fall 2003 orders, there are markdowns associated with the Spring 2003 orders, Candie's will be responsible for the amount of such markdowns to the extent that they are comparable to historical markdowns that Candie's has experienced in prior years for that season and will indemnify Licensee therefor.

     (d) Candie's will work in good faith with Licensee to effect a smooth transition of the footwear business, including facilitating discussions and the transfer of information to factories, agents, retailers and other business partners who are involved in the footwear business. It is the goal of the Parties that there be no material detrimental impact on the footwear business resulting solely from the transition of the business by Candie's to Licensee.

4.6  In-Store  Displays and  Showrooms.  In addition to  Licensee's  obligations
     ---------------------------------
     under Section 3.5, Licensee shall perform the following obligations:

     (a) Licensee shall maintain at least one showroom in New York City, all or part of which will be dedicated exclusively to featuring Articles. Licensee shall bear all costs associated with the use, maintenance and update of all in-store fixtures and display furniture for Articles used in any showroom space dedicated to Articles.

     (b) All aspects of displays (whether in-store or in a showroom) shall be subject to consultation between the Parties. Prior to showing any Articles in any display or showroom, Licensee shall obtain Licensor's approval (which shall not be unreasonably withheld or delayed) of the proposed display of the Licensed Mark and Articles.

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

     (c) Licensor shall be entitled to inspect Licensee's in-store displays or showrooms periodically at Licensor's expense. Licensee shall make any such reasonable changes, adjustments or improvements provided that the cost of any such changes, adjustments and improvements do not exceed $50,000.

4.7 Trade Shows. Licensee will attend all significant industry trade shows for footwear and will assume all costs associated with attending and displaying Articles at such shows. It is agreed that: (i) for the purposes of a smooth transition, the FFANY show in June 2003 will take place at Candie's showroom, which will be made available to Licensee at no cost; (ii) thereafter, Candie's will give to Licensee its CANDIE'S trade show booth and thereafter Licensee will be responsible for and pay all costs associated with the booth, including but not limited to storage, shipping and maintenance (prior to the that time Candie's will be responsible for all storage charges); and (iii) upon Candie's presentation to Licensee of the invoice therefore, Licensee will reimburse Candie's for the cost of the space at the August 2003 WSA show.

4.8 Third Party Distributors. (a) Licensee may, provided it obtains the prior written consent of Licensor, sublicense the right to distribute products outside the United States to one or more approved distributors (each an "Approved Distributor"). In furtherance of the foregoing, Licensee shall submit to Licensor for its approval (which shall not be unreasonably withheld or delayed) (i) copies of any proposed distribution agreement not less than 10 days prior to the submission thereof to any proposed distributor, and (ii) prior to the execution of any distribution agreement, copies of such agreement in the form that Licensee and a proposed distributor may propose to execute.

     (b) Without limiting the generality of the foregoing, each approved distribution agreement shall include the following provisions, among others, to ensure that: (i) Licensor through Licensee retains control over the quality of any Products that may be manufactured thereunder,
          (ii) upon the termination of this Agreement for any reason, Licensor has the right to require the Approved Distributor to assign such agreement to Licensor with respect to Articles only, (iii) the term of each such agreement is deemed to be terminated automatically upon the termination of this Agreement if for any reason Licensor does not exercise its option to require Licensee to assign such agreement to Licensor as provided herein, (iv) each Approved Distributor is required to furnish separately to Licensee and Licensor reports and statements of the type described in Section 9 hereof, and (v) Licensor and any representative of Licensor have the right to inspect any manufacturing facilities of each Approved Distributor to monitor compliance with the provisions of this Section.

     (c) Licensee hereby agrees that in the event that Licensee learns that an Approved Distributor has breached the material terms thereof, Licensee shall immediately notify Licensor of such breach and all relevant facts relating thereto. If Licensor is so notified by Licensee, or if Licensor independently becomes aware of any such breach, Licensor shall have the right, in its reasonable discretion, to instruct Licensee to take any action to remedy such breach which Licensor reasonably deems appropriate under the terms of the agreement and applicable law. Licensee's failure to comply with Licensor's reasonable instructions as provided above shall entitle Licensor to cause Licensee to terminate the distribution agreement with the Approved Distributor.

4.9  No Tie-ins.  Licensee  shall not offer or sell Articles in connection  with
     ----------
     any tie-in or promotional campaign relating to products other than Articles without the prior written consent of Licensor.

5.   NET SALES.

5.1 Minimum Net Sales. (a) In furtherance of its duties and obligations hereunder, Licensee shall use its best efforts to promote diligently the manufacture, sale, marketing, distribution and promotion of Articles in accordance with the terms of this Agreement, and without limiting the generality of the foregoing, achieve Minimum Net Sales each Year during the Term in the amounts set forth in Exhibit B hereto ("Minimum Net Sales").

     (b) Notwithstanding the foregoing, in the event that Licensee achieves Minimum Net Sales in an amount equal to at least ++% of the amounts set forth in Exhibit B in any one Year during the Initial Term and ++% of the amounts set forth in Exhibit B during any other Year of the Initial Term, Licensee will not be in default of this Agreement and Licensee's right to exercise any renewal option will not be affected, so long as Licensee pays Minimum Royalties in the full amount as set forth in Exhibit B. This provision relating to the relief of the obligation to achieve Minimum Net Sales will not be available in any other Term.

5.2 Definition of "Net Sales". For purposes of this Agreement, the term "Net Sales" shall mean the gross invoiced amount, whether represented by United States dollars or other consideration, of Articles shipped by Licensee or any of its Affiliates (as defined in Section 14.7) to customers at wholesale prices (invoiced list prices) less actual (i) markdowns, (ii) allowances, (iii) returns, (iv) trade discounts, (v) new store discounts,
     (vi) coop advertising allowances, and (vii) operating chargebacks ((i) through (vii) together not to exceed twenty percent (20%) of aggregate Net Sales for any Year). No deductions shall be made for other discounts, special promotions, advertising, warehouse, distribution, or any other cost incurred by Licensee. In computing Net Sales, Articles shall be considered finally "sold" when shipped or otherwise transferred.

6.   ROYALTIES.

6.1 Upfront Payment. Upon the execution of this Agreement, Licensee will pay to Licensor an advance on Royalties in the amount equal to $200,000, which amount will be credited against the payment of the first Royalties due under this Agreement.

6.2 Minimum Royalties. Commencing on October 1, 2003, subject to Section 6.1, Licensee shall pay to Licensor on a quarterly basis in equal installments in the manner provided for in Sections 6.5 and 14.5 hereof, the minimum royalties as set forth in Exhibit B hereto (the " Minimum Royalties").

6.3  Percentage  Royalties.  (a) Commencing with the first shipment of Articles,
     ---------------------
     Licensee will pay to Licensor on a quarterly basis in the manner provided for in Section 6.5 below, a royalty equal to ++% of Net Sales
     ("Percentage Royalties").
     -----------------------

6.4  Calculation  of  Royalties.  All  payments  of Minimum  Royalties  for each
     ---------------------------
     Quarter will be credited against Percentage Royalties due for that Quarter. If at the end of any Quarter, the amount of Percentage Royalties due exceeds the Minimum Royalties paid, Licensee shall pay to Licensor in the manner provided for in Sections 6.5 and 14.5 the difference between the Minimum Royalties paid and the Percentage Royalties owed for that Quarter. Percentage Royalties payable for each Quarter shall be computed on the basis of Articles shipped by Licensee during such Quarter.

6.5  Payment of Royalties. Minimum Royalties shall be accounted for on the basis
     --------------------
     of each Quarter, and shall be paid in United States Dollars on the first day of each


     [++ represents confidential treatment request]

     Quarter. Percentage Royalties shall be accounted for on the basis of each Quarter, and shall be paid in United States Dollars within thirty (30) days following the close of each Quarter (or portion thereof in the event of prior termination of this Agreement for any reason). All payments shall be in accordance with this Section and Section 14.5 of this Agreement. Notwithstanding the foregoing, once the sum of the Minimum Royalties and Percentage Royalties paid for a particular Year equals or exceeds the total Minimum Royalties payable for such Year, no further Minimum Royalties shall be payable for such Year.

6.6 Currency Exchange. Licensee shall calculate Net Sales and Percentage Royalties for any Quarter in the first instance in the currency of the country in which the relevant sales were made by Licensee (unless payment was made in United States Dollars), and then shall convert such amount into United States dollars, using as the rate of exchange the average rate that has been in effect for the Quarter, as reported by the Bloomberg service or such other reporting service as may be agreed to by the Parties. Licensee shall state clearly in any statement that involves the conversion of currency the Net Sales stated in the local currency and in United States dollars and state clearly the exchange rate used.

7.   ADVERTISING AND MARKETING.
     -------------------------

7.1 Advertising and Promotional Materials. (a) Licensee acknowledges that Licensor's policy is to create and maintain a uniform concept and image for Articles consistent with the image and prestige of the Licensed Mark. Licensee acknowledges and agrees that Licensor shall have complete control and approval over all aspects of any advertisement of Articles (Licensor acknowledges that certain retailers may advertise Articles through cooperative advertising in a manner beyond Licensee's reasonable control). Notwithstanding the foregoing, Licensor agrees to consult with Licensee, and consider in good faith all suggestions made by Licensee, in connection with the advertisement of Articles and not to effect any fundamental change in the image of of the brand as it relates to Articles without Licensee's consent, which will not be unreasonably withheld. In addition, Licensor agrees to use its best efforts to include Articles in all advertisements that are funded through the Advertising Royalties.

     (b) Licensor shall develop and place national or institutional advertising for Articles through its advertising department. Licensee shall cooperate with, and assist Licensor, as necessary (provided that it is not required to expend more than nominal amounts), in developing and placing all such national and/or institutional advertising for Articles.

7.2  Advertising Royalties.  (a) In addition to amounts payable under Section 6,
     ---------------------
     Licensee shall pay minimum advertising royalties to Licensor for national and institutional advertising of Articles equal to ++ percent (++%) of Net Sales or Minimum Net Sales, whichever is greater, for each Year (the "Advertising Royalties", referred to collectively with Percentage Royalties as "Royalties"). Advertising Royalties shall be paid to Licensor on the first day of each Quarter along with the Minimum Royalties in accordance with Section 6.5. If, at the end of any Quarter, Licensee's payments are less than the amounts required to be paid, the difference shall be paid to Licensor thirty (30) days after the end of the Quarter along with the payment of Percentage Royalties. It is understood that Licensee remains obligated to pay Advertising Royalties regardless of whether or not payment of such amounts would result in payments exceeding the Minimum Royalties; provided, however, that no Advertising Royalties shall be payable on Net Sales to the extent that (A) the Net Sales are "first cost sales" (sales that are factory to customer direct) and (B) such "first cost sales" do not exceed ten percent (10%) of "landed sales". Notwithstanding anything to the contrary contained in this Agreement, Licensee shall be entitled to a deduction against Advertising Royalties for co-op advertising actually authorized and spent by Licensee, which amount of such deduction shall not exceed 0.4% of Net Sales or 20% of Advertising Royalties, whichever is greater. In no event shall the amount of such deduction exceed $400,000 in any Year.

     (b) All Advertising Royalties shall be spent by Licensor on advertising that relates directly to Articles.

     (c) At Candie's request, Licensee will make a charitable contribution of $50,000 per Year for each of the initial three (3) Years of the Initial Term to The Candie's Foundation for use in promoting its charitable cause ("The Candie's Foundation Contribution"). The Candie's Foundation Contribution shall be paid to The Candie's Foundation c/o Candie's in equal installments on the first day of each Quarter along with the Advertising Royalties in accordance with
          Section 6.5. It is understood that Licensee remains obligated to pay The Candie's Foundation Contribution regardless of whether or not payment of such amounts would result in payments exceeding Minimum Royalties or Advertising Royalties.

8.   OWNERSHIP OF LICENSED MARK.
     --------------------------

8.1 Unauthorized Uses. Licensee shall not use or register, or authorize or attempt to use or register, the Licensed Mark or any source identifier confusingly similar thereto, including without limitation trademarks, trade names, corporate names, or domain names, in whole or in part. Licensee shall not join any name or names with the Licensed Mark so as to form a new or composite mark. Licensee shall not use any name or names in connection with the Licensed Mark in any advertising, publicity, labeling, packaging or printed matter otherwise than in connection with Articles in accordance with the terms and conditions of this Agreement. Notwithstanding anything hereinabove to the contrary, Licensee may use the name "Candie's" as a name of Licensee's division and/or subsidiary which manufacturers and/or sells the Articles provided that all documents reflecting such name (other than, in the case of a subsidiary, its Certificate of Incorporation) also indicates "a division [or subsidiary] of Steven Madden, Ltd."

8.2 Licensor to Remain Owner. Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Licensed Mark in the Territory in any and all forms or embodiment thereof, and in some cases applicant for the registration, or registrant, of the Licensed Mark, and is also the owner of the goodwill attached or which shall become attached thereto in connection with the business and goods in relation to which the same has been, is or shall be used (including any goodwill arising in connection with the manufacture, distribution and sale of Articles). As such, all goodwill developed in the Licensed Mark resulting from this Agreement inures solely to Licensor's benefit. Licensee shall not, at any time, do or suffer to be done any act or thing which may in any way damage or disparage, blur or tarnish, or otherwise dilute the fame of, the Licensed Mark or its reputation, or adversely affect any rights of Licensor in and to the Licensed Mark or in and to any registrations or applications thereof, or which, directly or indirectly, may reduce the value of the Licensed Mark, or detract from its reputation and goodwill.

8.3 Confirmation of Ownership. Licensor shall take reasonable steps to protect the Licensed Mark in the Territory. At Licensor's request, Licensee shall execute any documents reasonably required by Licensor in order to confirm Licensor's rights in and to the Licensed Mark in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor in connection with the recordal of this Agreement, in connection with any filing and prosecution by Licensor of applications in Licensor's name to register the Licensed Mark for Articles in the Territory, and any derivations thereof, and the maintenance and renewal of such registrations as may issue.

8.4 Prohibition Against Challenge. Licensee shall never challenge Licensor's ownership of or the validity of the Licensed Mark, or of any application for registration thereof by Licensor, or of any trademark registration therefor, or any rights of Licensor therein or which derive from marks that are confusingly similar to the Licensed Mark.

8.5 Notification to Licensor. In the event any Party learns of any infringement or imitation of the Licensed Mark, it shall give prompt written notice to the other Parties thereof. Licensor thereupon shall take such action as it deems advisable for the protection of its rights in and to the relevant Licensed Mark and Licensee, if requested to do so by Licensor, shall cooperate with Licensor in all respects including, without limitation, by being a plaintiff or co-plaintiff in any related legal action and by causing its officers and employees to provide necessary documents and to give testimony (provided that Licensee's reasonable costs and expenses are paid or reimbursed by Licensor). In no event, however, shall Licensor be required to take any action if it deems it inadvisable to do so, and Licensee shall have no right to take any action with respect to the Licensed Mark without Licensor's prior written approval (not to be unreasonably withheld or delayed). Licensor shall have sole control over any action taken to protect the Licensed Mark, except as it may otherwise permit. Licensor shall be responsible for costs and expenses incurred in connection with any legal action instituted to protect the Licensed Mark, except to the extent that any such costs or expenses are incurred as a result of Licensee's breach of this Agreement.

9.   REPORTS; RECORDS; AUDITS.
     ------------------------

9.1 Quarterly Statements and Reports. Licensee shall deliver to Licensor, in a format acceptable to Licensor, within thirty (30) days after the end of each Quarter (or portion thereof, in the event of prior termination of the Term for any reason), a report, certified to be complete and accurate by Licensee's Chief Financial Officer, broken down by each region or country in the Territory, in detail reasonably satisfactory to Licensor, reflecting: (i) the gross invoice price paid for Articles sold in the Quarter, by customer, (ii) the aggregate amount of returns, markdowns or other deductions taken or made during such Quarter, (iii) the amount of Off Price Articles sold and first cost sales made during the Quarter; (iv) the amount of co-op advertising; and (v) Net Sales and the computation of Royalties payable for such Quarter, together with such other information as Licensor may reasonably request from time to time. In the event of sales outside the United States, reports must identify the country where products are sold and to the extent applicable, Licensee must provide copies of all tax certificates or the equivalents thereof supplied to or received by the applicable foreign government.

9.2 Annual Statements and Reports. Licensee shall deliver to Licensor by April 1 of each Year (or portion thereof, in the event of prior termination of the Term for any reason) in detail reasonably satisfactory to Licensor, statements and a report certified to be complete and accurate by Licensee's Chief Financial Officer reflecting for such Year the information provided pursuant to Section 9.1, and such other and additional relevant financial information as may be regularly available to management (including, if so available, open undelivered orders). If such statement discloses that the amount of Royalties paid to Licensor during the period to which such statement relates is less than the amount required to be paid to Licensor pursuant to this Agreement, then, within ten (10) Business Days after the delivery of such statement, Licensee shall pay to Licensor the amount of such deficiency. Licensee will not be permitted to make retroactive adjustments to statements at any time exceeding 12 months following the date of the statement.

9.3 Books and Records; Audits. (a) Licensee shall prepare and maintain, in such manner as will allow accountants to perform an audit, complete and accurate books of account and records (specifically including, without limitation, the originals or copies of documents and supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement. Licensor and its duly authorized representatives shall have the right at any time and from time to time (but not more often than one time in each Year), with reasonable notice during regular business hours, for the duration of this Agreement and for three (3) years thereafter, to inspect and/or audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement for the entire Term, including, without limitation, detailed sales, inventory, manufacturing, purchasing, invoicing, shipping and transfer documents, customer lists, purchase and sales orders, cost information, pricing policies and the underlying financial statements kept in connection therewith. All such books of account, records and documents shall be kept available by Licensee for at least four (4) years following the termination or expiration of this Agreement, or such longer period as may be required by applicable tax laws.

     (b) If, as a result of any inspection of any statement or audit of Licensee's books and records or otherwise, it is determined (following any third party review as provided below) at any time that Licensee's payments to Licensor hereunder were less than the amount that should have been paid with respect to any such period by an amount equal to five percent (5%) or more of the appropriate amount due with respect to the period in question, Licensee shall reimburse Licensor for all reasonable costs and expenses of Licensor and its representatives incurred in connection with any inspection and/or audit pursuant to which the deficiency was discovered and shall make within ten (10) Business Days following Licensor's demand therefor, all payments required to be made to eliminate any deficiency.

     (c) If, as a result of any inspection of any statement or audit of Licensor's books and records or otherwise, it is determined (following any third party review as provided below) at any time that the amount actually expended by Licensor in connection with the advertisement of Articles as provided for herein is five percent (5%) or more less than the amount required to have been expended thereon by Licensor,
          Licensor shall reimburse Licensee for all reasonable costs and expenses of Licensee and its representatives incurred in connection with any inspection and/or audit pursuant to which the deficiency was discovered and shall, within ten (10) Business Days following
          Licensee's demand therefor, pay to Licensee the amount of the shortfall.

     (d)  Licensor  shall  prepare  and  maintain,  in such manner as will allow accountants to perform an audit, complete and accurate books of account and records (specifically including, without limitation, the originals or copies of documents and supporting entries in the books of account) covering all advertising transactions relating to Articles for which it has utilized Advertising Royalties arising out of or relating to this Agreement. Licensee and its duly authorized representatives shall have the right at any time and from time to time (but not more often than one time every two Years), with reasonable notice during regular business hours, for the duration of this Agreement and for three (3) years thereafter, to inspect and/or audit said books of account and records and examine all other documents and material in the possession or under the control of Licensor with respect to the subject matter and the terms of this Agreement for the entire Term. All such books of account, records and documents shall be kept available by Licensor for at least four (4) years following the termination or expiration of this Agreement, or such longer period as may be required by applicable tax laws.

     (e) In the event a Party disputes the results of an audit, the matter shall be submitted to a independent accounting firm mutually agreeable to the Parties for resolution. The decision of the independent accounting firm shall be binding upon the Parties hereto. The Parties shall share the fees and expenses of the independent accounting firm equally.

9.4 Forecasting Information. Licensee will provide to Licensor, on a quarterly basis forecasts of sales for each Quarter of the applicable Year, and, on an annual basis for the next Year, in such form and detail sufficient to allow Licensor to reasonably project for budgeting purposes Royalties expected to be paid by Licensee.

10.  TERMINATION.
     -----------

10.1 Nonpayment of Financial Obligations. Licensor may terminate this Agreement upon thirty (30) days' written notice if Licensee defaults in any of its payment obligations set forth in this Agreement and fails to cure the default within such thirty (30) day period.

10.2 Failure to Achieve Minimum Net Sales. In the event that Licensee shall have failed to achieve Minimum Net Sales for each Year as set forth in Exhibit B hereto and modified by Section 5.1 (b) hereof, such failure shall constitute a material default hereunder and Licensor may cancel and terminate this Agreement in whole within ten (10) days of the date that Licensor learns of such failure.

10.3 Breach of Agreement. In addition to the rights of Licensor set forth in Sections 10.1 and 10.2, either Party may terminate this Agreement if the other Party commits any other material breach of the terms of this Agreement. The Party claiming breach must provide thirty (30) days written notice to the alleged breaching Party setting forth the nature of the breach and the required curative actions. If the alleged breaching Party fails to cure the breach by the end of the thirty (30) day period, the Agreement may be terminated immediately with no further notice. In addition, Licensee shall have the right to terminate this Agreement in the event a court of competent jurisdiction enjoins Licensee from using the Licensed Mark in association with Articles in the United States. Such right to terminate this Agreement shall not preclude either Party from exercising any and all rights or remedies available to it at law or in equity.

10.4 Bankruptcy,   Insolvency.  In  the  event  Licensee  files  a  petition  in bankruptcy, or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if it discontinues its business for a period of sixty (60) days or more, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets for any reason, this Agreement shall terminate immediately. In the event that Licensee defaults on any obligation that is secured by a security interest in any Articles and such default results in foreclosure of the security interest thereon, such event to be deemed a material breach hereunder, either Party shall have the right to terminate this Agreement immediately.

10.5 Assignment for Creditors. (a) Neither Licensee as debtor (the "Debtor"), nor any assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business, shall have the right to continue this Agreement or to exploit or in any way use the Licensed Mark.

     (b) Notwithstanding the provisions of this Section 10, in the event that, pursuant to the United States Bankruptcy Code or any amendment or successor thereto (hereinafter referred to as the "Bankruptcy Code"), a trustee in bankruptcy of Licensee (hereinafter referred to as the "Trustee") is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Bankruptcy Code, the Trustee or the Debtor, as the case may be, shall notify Licensor of same in writing (hereinafter referred to as the "Notice"). The giving of the Notice shall be deemed to constitute the grant of an option to Licensor to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms, as are specified in the Notice. The aforesaid option may be exercised only by written notice given by Licensor to the Trustee or the Debtor, as the case may be, within fifteen (15) days after Licensor's receipt of the Notice from such party or such shorter period of time as may be deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to give its notice to such party within the exercise period, such party may complete the assignment referred to in its Notice but only to the entity named in the Notice and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights that Licensor may have as a creditor in any bankruptcy proceeding.

10.7 Reservation of Remedies Rights. Licensor has and hereby reserves all the rights and remedies that it has or that are granted to by operation of law, to collect monies due, earned or payable by Licensee pursuant to this Agreement, to be compensated for damages for breach of this Agreement and to enjoin the unlawful or unauthorized use of the Licensed Mark, without the necessity of proving actual damages, which injunctive relief may be sought prior to or in lieu of termination.

11.    RIGHTS UPON TERMINATION.
       -----------------------

11.1 Sell-Off; Termination of Production. (a) Upon the expiration or termination of this Agreement, Licensee shall cease all manufacture, distribution, sale, advertising, promotion and sourcing of Articles. Notwithstanding the foregoing, current work-in-process for which raw materials have been received and which are the subject of existing confirmed orders, may be completed and sold off in accordance with this Agreement, except in cases of termination resulting from Licensee's breach of the provisions of
     Section 3, in which case no defective Articles may be sold.

     (b) All labels, tags, and other such items and Packaging Materials bearing the Licensed Mark that are not required to complete the aforesaid current work in process shall be, at Licensor's option in its sole discretion, sent or shipped to Licensor immediately (at no cost to Licensor) or destroyed, with Licensee providing proof of such destruction to Licensor in the form of a sworn statement or certificate.

11.2 Inventory. Within thirty (30) days following the expiration or termination of this Agreement, Licensee shall deliver to Licensor a complete and accurate schedule of Licensee's inventory of finished Articles, related work-in-process then on hand and confirmed orders (collectively, "Inventory"). Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee's actual documented manufacturing cost of each such item, such cost not to include any allocation of general and administrative costs, design and development costs and similar items. Licensor thereupon shall have the option (the "Option"), exercisable by notice in writing delivered to Licensee within ten (10) days after Licensor's receipt of the complete Inventory schedule, to purchase any or all of the Inventory (other than Inventory needed to fill existing orders) at a price equal to Licensee's landed cost plus a ten percent (10%) handling charge. In the event the Option is exercised by Licensor, Licensee shall deliver to Licensor or its designee the Inventory in Licensee's possession subject to the Option within twenty (20) days following Licensor's notice of exercise of the Option, or with respect to that part of the Inventory that is not in Licensee's possession, within twenty (20) days of Licensee's receipt thereof. Licensor shall pay Licensee for such Inventory as it elected to purchase concurrently with its receipt thereof.

11.3 Sell-Off. To the extent that Licensor does not exercise the Option for the Inventory, Licensee shall be entitled, for a period of four (4) months following the expiration or termination of this Agreement, to sell and dispose of such of the Inventory as Licensor did not elect to purchase pursuant to the Option, except that, if Licensor has terminated the Agreement by reason of Licensee's material breach thereof, no defective Articles may be sold by Licensee. Such sales shall be made subject to all of the provisions of this Agreement, including without limitation an accounting therefor and the payment of Percentage Royalties thereon but excluding Advertising Royalties thereon. Such accounting and payment shall be due within thirty (30) days following the earlier of the close of the four-month period during which the Inventory was sold, or the sale by Licensee of all of said Inventory.

11.4 Termination of Rights. Except as specifically provided in Sections 11.1 and
     11.3 hereof, upon the expiration or termination of this Agreement all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to Licensor, and Licensee no longer shall have the right to use the Licensed Mark, or any variation or simulation thereof, and shall then discontinue all use of the Licensed Mark, and promptly shall transfer to Licensor, at no cost to Licensor, all registrations, filings and rights with regard to the Licensed Mark which it may have possessed at any time. In addition, Licensee thereupon shall deliver to Licensor, at no cost to Licensor, all items such as sketches, advertisements, brochures, forms, and other materials in its possession relating to or bearing on the Licensed Mark (other than those items to which Licensee shall have title). From and after expiration or termination of this Agreement, Licensee shall not use or permit others to use any such items or other materials, or any variations thereof, in connection with Articles or any other merchandise.

12.   REPRESENTATIONS, WARRANTIES AND COVENANTS.
      -----------------------------------------

12.1 As to Licensor.  Each of Licensor and Candie's hereby represents,  warrants
     --------------
     and covenants that:

     (a) Licensor is the owner of the Licensed Mark in the United States and has applied for or obtained registrations of the Licensed Mark as set forth on Exhibit A;

     (b) It has the full right, power and authority to enter into this Agreement and to perform all of its obligations and all necessary limited liability company and corporate actions have been taken by it to render this Agreement a legal, valid and binding obligation of Licensor and Candie's enforceable in accordance with its terms;

     (c) Candie's is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

     (d) Licensor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (e) Licensor has not entered into, and shall not enter into during the Term, any other agreement, contract, understanding or commitment (collectively, "Contract"), and is not subject to any order, decree or ruling, which would prohibit Licensor from performing its obligations under this Agreement, and is not a party to any Contract that would otherwise be violated by Licensor's entering into this Agreement, including any agreement, contract, understanding or commitment, pursuant to which Licensor grants with respect to the Articles a license for a trademark to a third party which is confusingly similar to the Licensed Mark;.

     (f) Licensor is not aware of any claim or assertion that the Licensed Mark with respect to Articles infringes upon or interferes with any trademark right of any third party in the United States;

     (g) Licensor has not granted any option, right, privilege or license to any third party which conflicts with the rights and privileges granted to Licensee hereby;

     (h) All required consents of third parties to the execution, delivery and performance of this Agreement by Licensor and Candie's, including, without limitation, the consent of the Trustee and the holder of the Notes, have been obtained;

     (i) Effective with the execution of this Agreement, Candie's has no license or other right in or to the Licensed Mark with respect to the Articles;

     (j) Licensor is the sole owner of the Licensed Mark, free and clear of any and all liens, claims, security interests and other encumbrances except for the security interest of Wilmington Trust Company, as trustee (the "Trustee"), and factor therein;

     (k) Licensor and Candie's shall comply in all material respects with all applicable laws, rules and regulations;

12.2 As to Licensee.  Licensee hereby  represents,  warrants and covenants that:
     --------------

     (a) It has the full right, power and authority to enter into this Agreement and to perform all of its obligations and all necessary corporate actions have been taken by it to render this Agreement a legal, valid and binding obligation of Licensee enforceable in accordance with its terms;

     (b) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

     (c) All necessary corporate resolutions have been effected by it to render this Agreement a valid, legal and binding obligation of Licensee enforceable in accordance with its terms, which obligation does not cause the violation of any agreement to which Licensee is a party.

     (d) Licensee has not entered into, and shall not enter into during the Term, any other Contract, and is not subject to any order, decree or ruling, which would prohibit Licensor from performing its obligations under this Agreement, and is not a party to any Contract that would otherwise be violated by Licensee's entering into this Agreement;

     (e) Licensee shall comply in all material respects with all applicable laws, rules and regulations

12.3 Disclaimers of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED HEREIN, NEITHER LICENSEE NOR LICENSOR NOR CANDIE'S MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, OR THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE), AND LICENSEE, LICENSOR AND CANDIE'S HEREBY EXPRESSLY DISCLAIM ALL SUCH REPRESENTATIONS AND WARRANTIES.

12.4.No  Consequential  Damages.  LICENSOR  AND  CANDIES,  AND THEIR  RESPECTIVE
     AFFILIATES, SHALL NOT BE LIABLE TO LICENSEE OR TO ANY OTHER INDIVIDUAL OR ENTITY FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND OR NATURE, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE USE OF THE LICENSED TRADEMARKS, INCLUDING BUT NOT LIMITED TO ANY LOSS OF REVENUES, ANTICIPATED PROFITS OR SAVINGS, OR LOSS BY REASON OF SHUTDOWN IN OPERATION OR FOR INCREASED EXPENSES OF OPERATION, EVEN IF LICENSOR, CANDIES, OR ANY OF THEIR AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THIS SUBSECTION SHALL NOT RELIEVE LICENSOR, CANDIE'S, OR THEIR AFFILIATES FROM LIABILITY FOR DAMAGES THAT RESULT FROM (i) THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (ii) WRONGFUL TERMINATION OF THIS AGREEMENT, OR (iii) A BREACH OF ANY OF THE PROVISIONS OF SECTION 12.1.

12.5.Independent  Limitations.  Each of the above  disclaimers or limitations is
     ------------------------
     intended to be independent of each other. This is intended, for example, where a remedy is found to have failed of its essential purpose.

13.   HOLD HARMLESS.
      -------------

13.1 Licensee's Indemnification; Insurance. (a) Licensee shall indemnify and hold harmless Licensor and each of its directors, officers, employees, contractors, agents and affiliates ("Licensor Affiliates") from any and all claims, suits, judgments, losses, damages and expenses, including reasonable attorneys' fees (collectively, "Losses"), of any kind whatsoever that arise in any way from: (i) Licensee's material breach of this Agreement; and (ii) the manufacture, sale, distribution, production, promotion, or transportation of Articles, except to the extent that such Losses are caused by Licensor's negligence, willful misconduct or breach of this Agreement. Licensee shall have the right to defend any action or claim with respect to which Licensor or Licensor Affiliates shall be entitled to indemnification hereunder.

     (b) Throughout the Term Licensee shall maintain products liability insurance, or insurance providing protection against claims of the nature commonly provided against by such insurance, in either case, providing coverage against claims on the basis currently in effect, in an amount not less than three million dollars ($3,000,000), with an aggregate limit of not less than ($5,000,000). Such policy shall be written to include Licensor as an additional insured and shall provide for thirty (30) days prior written notice of termination, non-renewal or material reduction in coverage to Licensor. Licensee shall deliver to Licensor a certificate evidencing such continuing insurance coverage of Licensor within thirty (30) days following the execution hereof. Insurance will not be deemed to limit the amount or scope of the indemnification provisions of this Agreement.

13.2 Licensor's Indemnification. Licensor shall defend, indemnify and hold Licensee and each of its directors, officers, employees, contractors, agents and affiliates, harmless from and against any Losses of any kind whatsoever that arise in any way from (i) any actual or alleged patent, trademark, trade dress or copyright infringement resulting from the use of the Licensed Mark by Licensee as permitted or authorized under this Agreement; (ii) Licensor's material breach of this Agreement, including, without limitation, a breach of the representations, warranties and covenants set forth in Section 12.1 hereof; (iii) the advertising and promotion of Articles; and (iv) the operation of the Webstore prior to the date hereof, and to the extent that such Losses are not caused by Licensee's negligence, willful misconduct or breach of this Agreement. Licensor shall have the right to defend any action or claim with respect to which Licensee or Licensee Affiliates shall be entitled to indemnification hereunder.

13.3 Notice of Claim. A Party seeking indemnification under this Agreement shall promptly notify the indemnifying party of the subject matter, parties and other material information relating to such claim.

14.    MISCELLANEOUS.
       -------------

14.1 Governing Law; Forum. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its internal conflict of laws principles. In connection with any litigation relating hereto, the Parties shall subject themselves exclusively to the jurisdiction of the federal and state courts sitting within the City of New York.

14.2 Binding  Effect.  The rights and  obligations  set forth in this  Agreement
     ---------------
     shall be binding upon and shall inure to the benefit of the legal successors and permitted assigns of the Parties.

14.3 No  Partnership.  Nothing in this Agreement  shall be construed to create a
     ---------------
     partnership or joint venture among the Parties. Nothing herein shall be construed to appoint Licensee as an agent for Licensor in other arrangements outside of this Agreement.

14.4 Licensor's Sole Discretion. Unless specifically stated otherwise herein, it is understood and agreed that where this Agreement provides that Licensor shall approve of any matter, such approval or disapproval shall be based solely on Licensor's subjective standards and determined in accordance with Licensor's good faith discretion.

14.5 Manner of Payment. All amounts payable to Licensor by Licensee pursuant to this Agreement shall be paid by wire transfer in United States Dollars by Licensee to Licensor in accordance with the reasonable instructions of Licensor. Checks should be made payable as follows: "IP Holdings LLC" or to such payee as Licensor shall designate at any time by written notice to Licensee.

14.6 Interest. If Licensee fails to make any payment due hereunder and such failure continues unremedied for a period of thirty (30) days following receipt of written notice of default, the unpaid balance shall be subject to interest charges per month equal to 1%. If Licensor or Licensee undertakes legal action to collect any amount due under this Agreement or obtain any other relief hereunder and is successful, the other Party shall pay the successful Party's reasonable collection costs, including attorneys' fees.

14.7 Assignment. Licensee shall not assign any of its rights under this Agreement, including the right to distribute Articles or to appoint any manager or agent in connection therewith, to any other Person without the prior written consent of Licensor (not to be unreasonably withheld or delayed, it being acknowledged and agreed that it shall be unreasonable for Licensor to seek to obtain any additional monies or other consideration beyond that provided herein as a condition to the delivery of its consent) and in compliance with the terms specifically set forth in this Agreement. For the purposes of this Agreement, an assignment shall be deemed to have occurred if (i) Licensee sells, or otherwise disposes of, substantially all of its business or assets to another Person; (ii) Licensee merges or consolidates with or into another Person or consummates any other form of corporate reorganization; or (iii) if capital stock of Licensee is issued or if issued and outstanding capital stock of Licensee is sold or otherwise transferred, with the effect that one or more Persons who are not currently stockholders of Licensee hold beneficial ownership of more than fifty percent (50%) of the issued and outstanding capital stock of Licensee. Notwithstanding anything hereinabove to the contrary, (a) Licensee may assign its rights under this Agreement to a wholly-owned subsidiary thereof; and (b) Licensor agrees that Licensee may subcontract the manufacture of Articles, or any portion thereof, provided that Licensee obtains from any and all subcontractors an agreement to the effect that no use of the Licensed Mark will be made for any purpose other than supplying Articles solely to Licensee.

14.8 Confidentiality. (a) Subject to the ownership provisions of subsection 3.7, the Parties acknowledge and agree that all information relating to the business and operations of the Parties and Licensee's manufacturers learned during or prior to the term of this Agreement, the information set forth in this Agreement and the negotiations relating thereto (collectively, "Confidential Information"), are the valuable and confidential property of the Party who provides such information or provides access thereto. The Parties acknowledge the need to preserve the confidentiality and secrecy of such information, and agree that no Party shall use or disclose same, except as expressly permitted in this Agreement, and each Party shall take all necessary steps to ensure that its directors, officers, employees, agents, contractors, subcontractors and suppliers shall preserve in all respects such confidentiality and secrecy. Accordingly, each Party receiving the other Party's Confidential Information (the "Receiving Party") shall permanently hold, and cause its personnel to hold, such Confidential Information in strict confidence, except that the Receiving Party may: (i) disclose the Confidential Information that is required to be disclosed by governmental agencies, regulatory authorities, or pursuant to court order, but only to the extent such disclosure is required by law and only if the Receiving Party provides prompt prior written notice to the Party disclosing the Confidential Information to the Receiving Party (the "Disclosing Party") of the disclosure, and (ii) use and duplicate the Confidential Information only to the extent necessary to perform its obligations and exercise its rights under this Agreement. Except as specifically permitted by this Agreement, the Receiving Party shall not duplicate or use, or permit the duplication or use of, the Confidential Information of the Disclosing Party or disclose or permit the disclosure of such Confidential Information to any person or entity.

     (b) The term "Confidential Information" means any and all technical and non-technical information of or related to a Party, including, without limitation, patent, trade secret, and proprietary information, drawings, inventions, know-how, products, designs, financial information, procurement requirements, suppliers, customers, prospective customers, cost information, pricing policies, and business and marketing plans and information, in whatever form disclosed or made available. The Confidential Information of a Party represents trade secrets and proprietary property of the Party and has great commercial value to the Party.

     (c) Confidential Information does not include items that were: (i) possessed by the Receiving Party prior to receipt or availability pursuant to this Agreement, other than through prior disclosure or availability by the Disclosing Party, as evidenced by the Receiving Party's contemporaneous written records maintained in the ordinary course of business, (ii) independently developed by the Receiving Party without the benefit of disclosure or availability by the Disclosing Party, as evidenced by the Receiving Party's contemporaneous written records maintained in the ordinary course of business, (iii) published or available to the general public other than through a breach of this Agreement or breach by a third party of its confidentiality obligations to the Disclosing Party, or (iv) obtained by the Receiving Party from a third party with a valid right to disclose or make available such Confidential Information, provided that such third party is not under a confidentiality obligation to the Disclosing Party.

     (d) The specific terms and conditions of this Agreement, including, but not limited to, those related to compensation, shall be confidential and shall not be disclosed or made available by either Party to any other person or entity except to the extent required by law or legal requirement.

     (e) The Receiving Party shall deliver to the Disclosing Party or, at the Disclosing Party's option, destroy any and all Confidential Information, and shall deliver to the Disclosing Party or, at the Disclosing Party's option, destroy any and all copies of the Confidential Information in the possession or control of the Receiving Party, upon the expiration or termination of this Agreement or at the Disclosing Party's request.

     (f) The provisions of this Section 14.8 supersede and replace the provisions of that certain Confidentiality Agreement, dated April 22, 2003, between Candie's and Licensee.

14.9 Force Majeure. Neither Party shall be responsible for failure or delay in performing any of its obligations under this Agreement due to force majeure causes beyond its control including, but not limited to, armed conflicts, strikes, acts of God, embargoes, boycotts, restrictions on export, shipping or delivery, strikes, accidents, governmental orders, fires, delays, or failure of transportation and floods. If deliveries of Articles are delayed because of any such cause, they shall be made as soon as practicable. Notwithstanding any other provision of this Agreement, Licensor may terminate this Agreement if an event of force majeure continues for more than one hundred twenty (120) days.

14.10Severability. If any portion of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected and shall remain in full force and effect. In the event that any portion or clause of this Agreement is rendered invalid, that portion or clause shall be stricken herefrom, and the remainder of the Agreement shall remain in full force and effect.

14.11Modification or Waiver. This Agreement may be modified or a requirement thereof waived only by a writing signed by all Parties. The waiver of any requirement set forth in this Agreement shall not constitute a permanent waiver of that requirement or a waiver of any other provision hereof.

14.12Notices.   (a)  All  notices,   requests,   waivers,   consents  and  other
     communications (collectively, "Notices") hereunder shall be in writing and shall be personally delivered, mailed by overnight mail, overnight courier, certified U.S. Mail, postage prepaid, return receipt requested or faxed (with confirmation of receipt) to the addresses first named above. All Notices sent to Licensee shall be directed to the attention of its President and copies of all such Notices shall be sent to Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554, Attn:
     Brian K. Ziegler, Esq. All notices sent to Licensor shall be sent to the attention of Candie's, Inc., CEO, and IP Holdings, LLC

     (b) All Notices shall be deemed received when given if delivered in person or sent by fax or e-mail, receipt within forty eight (48) hours if sent by courier, and within five (5) business days if sent by registered or certified mail.

14.13Other  Merchandise.  Nothing herein  contained  shall be construed to limit
     Licensor in any way from entering into agreements with third parties for use of the Licensed Mark on or in connection with items other than Articles. Licensor agrees to include in any such agreements standard provisions protecting the integrity of the Licensed Mark.

14.14Execution in Counterparts. This Agreement may be executed in counterparts by the Parties with each such counterpart then being considered one and the same and both of which shall constitute one and the same agreement.

14.15Headings. The headings and captions used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

14.16Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and there are no further agreements or understandings among the Parties with respect to such subject matter.

14.17Certain Definitions.  For the purposes of this Agreement,  (a) "Affiliate,"
     whether capitalized or not, means, with respect to a specified person, any person which directly or indirectly controls (either individually or in common with another person), is controlled by, or is under common control with the specified person, for as long as such relationship remains in effect; and (b) "Person," whether capitalized or not, means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other entity of any nature.

14.18Assumed Liabilities. Except as expressly provided for in this Agreement, in no event shall any Party assume or agree to pay or perform, or incur any liability or obligation under this Agreement, or otherwise, in respect of any liability of obligation of the other.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

CANDIES, INC.                               STEVEN MADDEN, LTD.



By:  /s/ Neil Cole                           By:  /s/ Jamieson Karson
    ---------------                              ---------------------
     Name:    Neil Cole                           Name: Jamieson Karson
     Title:   Chief Executive Office              Title: Chief Executive Officer

IP HOLDINGS, LLC


By:  /s/ Beth L. Peoples
   ---------------------
     Name:  Beth L. Peoples
     Title:   Secretary

                                    EXHIBIT A

                             Trademark Status Report

Client:  IP HOLDINGS LLC

                                c/o Candie's Inc.
                         400 Columbus Avenue, 2nd Floor
                            Valhalla, New York 10595

ID   Country              Mark                     Classes      App. #        App. Dt.   Reg. #        Reg. Dt.    Allow Dt.     ITU

366  Argentina            CANDIE'S (STYLIZED)      3            2.166.369     7/30/1998  1.760.011     11/1/1999                 No
367  Argentina            CANDIE'S (STYLIZED)      25           2133774       2/26/1998  1.863.393     3/13/2002                 No
5080 Argentina            CANDIE'S (STYLIZED)      9            2.243.721     9/29/1999  1.832.147     6/4/2001                  No
4971 Aruba                CANDIE'S (STYLIZED)      3            990416.13     4/16/1999  20341         2/8/2000                  No
5081 Australia            CANDIE'S (STYLIZED)      9, 18        806603        9/9/1999   806603        9/9/1999                  No
4581 Bahamas              CANDIE'S (STYLIZED)      3            21588         4/21/1999  21588         11/22/2001                No
369  Bahrain              CANDIE'S (STYLIZED)      3            597/99        4/18/1999  25468         4/18/1999                 No
368  Benelux              CANDIE'S (STYLIZED)      25           627430        11/23/1978 355784        11/23/1978                No
4580 Bermuda              CANDIE'S (STYLIZED)      3            30640         4/23/1999  30,640        7/10/2000                 No
370  Bolivia              CANDIE'S (STYLIZED)      25           06139         5/11/1998                                          No
371  Brazil               CANDIE'S (STYLIZED)      3            820.836.141   8/12/1998  820.836.141   4/3/2001                  No
372  Brazil               CANDIE'S (STYLIZED)      25           820030929     8/22/1997                                          No
5189 Brazil               CANDIE'S (STYLIZED)      9            821.699.547   10/7/1999                                          No
4600 British Virgin
       Islands            CANDIE'S (STYLIZED)      3            3362          5/10/1999  3362          5/10/1999                 No
373  Brunei Darussalam    CANDIE'S (STYLIZED)      25           28885         1/22/1998                                          No
374  Canada               CANDIE'S (STYLIZED)      3            885605        7/24/1998  518,832       10/28/1999                Yes
421  Canada               CANDIE'S (BLOCK)         3, 8, 9, 11, 555917        1/21/1986  364,035       1/5/1990                  No
                                                   14, 20, 21,
                                                   25, 26
5226 Canada               CANDIE'S (STYLIZED)      18,25        1,028,541     9/9/1999                                           No
375  Chile                CANDIE'S (STYLIZED)      3            428849        10/2/1998  536.398       3/15/1999                 No
4595 Chile                CANDIE'S (BLOCK)         25           244.639       6/28/1993  413.992       10/5/1993                 No
376  China (People's
       Republic of)       CANDIE'S (STYLIZED)      25           9800109583    9/25/1998  1746943       4/14/2002                 No
5091 China (People's
       Republic of)       CANDIE'S (STYLIZED)      18           9900114550    9/24/1999  1532896       3/7/2001                  No
424  Colombia             CANDIE'S (BLOCK)         25           97001972      1/17/1997  230515        7/26/2000                 No
425  Czech Republic       CANDIE'S (STYLIZED)      18           00118665      1/20/1997  224,795       1/20/1997                 No
5657 Czech Republic       CANDIE'S (STYLIZED)      3, 9, 14     147605        10/6/1999  230869        2/21/2001                 No
5176 Dominican Republic   CANDIE'S (STYLIZED)      3            P12.08(44337) 10/21/1999 0108902       12/15/1999                No
380  European Union       CANDIE'S (STYLIZED)      3, 14, 18,25 673533        11/12/1997 673533        11/12/1997                No
5097 European Union       CANDIE'S (STYLIZED)      9            1312396       9/17/1999  1312396       9/17/1999                 No
383  Hong Kong            CANDIE'S (STYLIZED)      25           659/98        1/20/1998  2381/2001     1/20/1998                 No
5065 Hong Kong            CANDIE'S (STYLIZED)      3            12458/99      9/10/1999  12970/2000    9/10/1999                 No
5066 Hong Kong            CANDIE'S (STYLIZED)      9            12459/99      9/10/1999  6252/2000     9/10/1999                 No
5845 Hong Kong            CANDIE'S (STYLIZED)      25           1428/81       8/19/1980  1428/81       8/19/1980                 No
5844 Hong Kong            CANDIE'S (BLOCK)         25           1427/81       8/19/1980  1427/81       8/19/1980                 No
426  Hungary              CANDIE'S (BLOCK)         25                         3/17/1981  122912        10/23/1981                No
5061 Hungary              CANDIE'S (STYLIZED)      3            M99 04248     9/10/1999  162 940       12/12/2000                No
385  Indonesia            CANDIE'S (STYLIZED)      25           D97 12511     6/26/1997  414386        4/6/1998                  No
5060 Indonesia            CANDIE'S (STYLIZED)      18           D99 16131     9/13/1999  463177        9/13/1999                 No
386  Israel               CANDIE'S (STYLIZED)      25           118178        2/27/1998  118178        2/27/1998                 No
387  Israel               CANDIE'S (STYLIZED)      3            120941        7/14/1998  120941        7/14/1998                 No
427  Israel               CANDIE'S (BLOCK)         25           52851         9/10/1981  52851         12/30/1984                No
5124 Israel               CANDIE'S (STYLIZED)      18           130733        9/13/1999  130733        9/13/1999                 No
428  Italy                CANDIE'S (BLOCK)         25           MI98C002013   3/3/1998   830250        1/10/2001                 No
442  Italy                CANDIE'S (BLOCK)         25           MI2002C00544  5/28/2002  412,504       3/10/1986                 No
                                                                4
388  Japan                CANDIE'S (STYLIZED)      3            H10-066189    8/15/1998  4564334       4/26/2002                 No
429  Japan                CANDIE'S (BLOCK)         25           61-20983      3/5/1986   2664130       5/31/1994                 No
450  Japan                CANDIE'S WITH KATAKANA   25           62-39206      4/10/1987  2250909       7/30/1990                 No
5125 Japan                CANDIE'S (STYLIZED)      9, 18, 25    11-83482      9/14/1999  4544696       2/22/2002                 No
390  Kuwait               CANDIE'S (STYLIZED)      3            42916         4/18/1999  39260         4/18/1999                 No
431  Kuwait               CANDIE'S (BLOCK)         25           43166         5/19/1999  39780         5/19/1999                 No
391  Lebanon              CANDIE'S (STYLIZED)      3            96-01-0151619 11/9/1998                                          No
393  Macao                CANDIE'S (STYLIZED)      25           003046        1/21/1998  N/003046      7/3/1998                  No
392  Malaysia             CANDIE'S (STYLIZED)      25           96-12835      10/22/1996                                         No
5072 Malaysia             CANDIE'S (STYLIZED)      3            99/08990      9/14/1999  99008990      9/14/1999                 No
5073 Malaysia             CANDIE'S (STYLIZED)      9            99/08989      9/14/1999  99008989      9/14/1999                 No
394  Mexico               CANDIE'S (STYLIZED)      25           322842        2/17/1998  690270        2/17/1998                 No
395  Mexico               CANDIE'S (STYLIZED)      3            343669        8/14/1998  591155        10/27/1998                No
419  Mexico               CANDIE'S (STYLIZED)      25           362602        2/3/1999   690294        2/31/999                  No
4664 Mexico               CANDIE'S (STYLIZED)      9            374233        5/6/1999   690299        5/6/1999                  No
4739 Mexico               CANDIE'S (STYLIZED)      18           375654        5/18/1999                                          No
1563 Netherlands Antilles CANDIE'S (STYLIZED)      3                          4/19/1999  2745          8/13/2001                 No
5056 New Zealand          CANDIE'S (STYLIZED)      9            316007        9/9/1999   316007        9/9/1999                  No
5057 New Zealand          CANDIE'S (STYLIZED)      14           316008        9/9/1999   316008        9/9/1999                  No
5058 New Zealand          CANDIE'S (STYLIZED)      25           316010        9/9/1999   316010        9/9/1999                  No
5059 New Zealand          CANDIE'S (STYLIZED)      18           316009        9/9/1999   316009        9/911999                  No
5291 New Zealand          CANDIE'S (BLOCK)         25           133157        6/27/1980  133157        6/27/1980                 No
396  Norway               CANDIE'S (STYLIZED)      25           9800772       1/27/1998  204519        9/7/2000                  No
5170 Oman                 CANDIE'S (STYLIZED)      3            21266         11/16/1999                                         No
397  Panama               CANDIE'S (STYLIZED)      3            098581        1/28/1999  98,581        1/28/1999                 No
398  Peru                 CANDIE'S (STYLIZED)      25           057202        2/19/1998  73664         6/20/2001                 No
399  Philippines          CANDIE'S (STYLIZED)      3            4-1998-05814  8/4/1998                                           No
400  Philippines          CANDIE'S (STYLIZED)      25           43019         10/30/1980                                         No
432  Philippines          CANDIE'S (BLOCK)         25           43932         2/6/1981                                           No
6400 Philippines          CANDIE'S (STYLIZED)      9            4-2000-05452  7/3/2000                                           No
5117 Poland               CANDIE'S (STYLIZED)      3            Z-207090      9/10/1999                                          No
5121 Qatar                CANDIE'S (STYLIZED)      3            21494         10/10/1999                                         No
452  Russian Federation   CANDIE'S                 25           122194        5/17/1990  93556         1/28/1991                 No
402  Saudi Arabia         CANDIE'S (STYLIZED)      25           44202         6/6/1998   504/28        11/3/1999                 No
403  Saudi Arabia         CANDIE'S (STYLIZED)      3            47366         12/27/1998 546/12        12/27/1998                No
5190 Saudi Arabia         CANDIE'S (STYLIZED)      18           61109         11/22/1999 594/36        11/1/2001                 No
404  Singapore            CANDIE'S (STYLIZED)      25           6353/97       5/30/1997  T97/06353H    5/30/1997                 No
405  Singapore            CANDIE'S (STYLIZED)      3            S/7923/98     8/6/1998                                           No
5090 Singapore            CANDIE'S (STYLIZED)      9            T99/10191G    9/15/1999  T99/10191G    9/15/1999                 No
434  Slovak Republic      CANDIE'S (STYLIZED)      18,25        POZ 0339-1997 1/30/1997  186734        8/13/1999                 No
401  South Africa         CANDIE'S (STYLIZED)      25                         10/3/1980  80/6494       10/3/1980                 No
389  South Korea          CANDIE'S (STYLIZED)      25           84-14399      9/21/1984  125267        4/22/1986                 No
5094 South Korea          CANDIE`S (STYLIZED)      18           40-1999-35583 9/21/1999  487195        2/7/2001                  No
406  Spain                CANDIE'S (STYLIZED)      25           2.057.367/7   11/12/1996 2.057.367     11/12/1996                No
407  Sweden               CANDIE'S (STYLIZED)      25           97-06186      7/1/1997   341 330       10/20/2000                No
408  Switzerland          CANDIE'S (STYLIZED)      25           00297/1998    1/16/1998  452.201       1/16/1998                 No
377  Taiwan               CANDIE'S (STYLIZED)      25                                    145325        12/15/1980                No
378  Taiwan               CANDIE'S (STYLIZED)      25                                    146223        1/1/1981                  No
422  Taiwan               CANDIE'S (BLOCK)         25                                    145324        12/16/1980                No
423  Taiwan               CANDIE'S (BLOCK)         25                                    146222        1/1/1981                  No
409  Thailand             CANDIE'S (STYLIZED)      25           345313        10/2/1997                                          No
5254 Turkey               CANDIE'S (STYLIZED)      3, 9, 25     99/17216      10/20/1999 99/017216     10/20/1999                No
410  United Arab Emirates CANDIE'S (STYLIZED)      3            30602         3/31/1999  23551         2/5/2000                  No
5145 United Arab Emirates CANDIE'S (STYLIZED)      25           33464         10/25/1999 24545         10/25/1999                No
435  United Kingdom       CANDIE'S (BLOCK)         25           2103900       6/28/1996  2103900       6/28/1996                 No
5512 United Kingdom       CANDIE'S (STYLIZED)      18           2226952       3/23/2000  2226952       3/23/2000                 No
5998 United Kingdom       CRAYONS                  25           1112830       4/18/1979  1112830       4/18/1979                 No
414  United States        CANDIE'S (STYLIZED)      25           73213391      4/27/1979  1206758       8/31/1982                 No
415  United States        CANDIE'S (STYLIZED)      3            73335241      11/2/1981  1255032       10/25/1983                No
416  United States        CANDIE'S (STYLIZED)      9            73335244      11/2/1981  1217393       11/23/1982                No
420  United States        CANDIE'S (STYLIZED)      25           73335242      11/2/1981  1240430       5/31/1983                 No
436  United Stales        CANDIE'S (BLOCK)         25           73155005      1/11/1978  1157373       6/9/1981                  No
437  United States        CANDIE'S (STYLIZED)      18,25        73206403      3/7/1979   1154885       5/19/1981                 No
438  United States        CANDIE'S (BLOCK)         16           73312796      6/1/1981   1197875       6/15/1982                 No
440  United States        CANDIE'S (BLOCK)         7, 9, 11, 20 73554188      8/19/1985  1429009       2/17/1987                 No
443  United States        CANDIE'S (BLOCK)         25           73306783      4/21/1981  1199658       6/29/1982                 No
444  United States        CANDIE'S (BLOCK)         18           73541329      6/4/1985   1378107       1/14/1986                 No
445  United States        CANDIE'S (BLOCK)         25           73423155      4/25/1983  1291227       8/21/1994                 No
6308 United.States        CANDIE'S DREAMS          25           76270565      6/13/2001                            8/13/2002     Yes
6430 United States        CANDIE'S (STYLIZED)      9, 21        76289740      7/24/2001                                          Yes
6609 United States        CANDIE'S STREET & DESIGN 25           76301264      8/16/2001  2652693       11/19/2002  2/5/2002      Yes
411  Uruguay              CANDIE'S (STYLIZED)      2, 3, 6, 7,  167453        7/9/1979   236750        4/17/1980                 No
                                                   8, 16, 17,
                                                   18, 20, 21,
                                                   22, 23, 24,
                                                   25, 26
417  Venezuela            CANDIE'S (STYLIZED)      3            98-014717     8/6/1998                                           No
441  Venezuela            CANDIE'S (BLOCK)         25           12103-97      6/11/1997                                          No
5183 Vietnam.             CANDIE'S (STYLIZED)      3, 18, 25    N993613       11/23/1999 36292         11/23/1999                No

------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                         Minimum Net Sales and Royalties


Year Minimum Net Sales*                 Minimum  Royalties**

1                 --                                          --
2                 ++                                          ++
3                 ++                                          ++
4                 ++                                          ++
5                 ++                                          ++
6                 ++                                          ++


*/ Is subject to the Minimum Net Sales relief provisions set forth in Section 5.1(b).

**
Includes Percentage and Advertising Royalties (subject to the provisions of Section 7) but not The Candie's Foundation contribution.

                                    EXHIBIT C

                                     Backlog


                                  Candie's Inc.
             Candie's Total-All Years-Open Orders Excl (Past Cancel)
                         Gross Landed Sales By Customer
                   (Candie's Women & Kids, Bong Women & Kids)


Total Customers                  Revenue           Cost             Gross Profit      GP%             Units
---------------                  -------           ----             ------------      ---             -----

                                 ++                ++               ++                ++              ++
Third Party Customers            ++                ++               ++                ++              ++
++                               ++                ++               ++                ++              ++




                                  Candie's Inc.
             Candie's Kids-All Years-Open Orders Excl (Past Cancel)
                         Gross Landed Sales By Customer
                   (Candie's Women & Kids, Bong Women & Kids)


Total Customers                  Revenue           Cost             Gross Profit      GP%             Units
---------------                  -------           ----             ------------      ---             -----
                                 ++                ++               ++                ++              ++
Third Party Customers            ++                ++               ++                ++              ++
++                               ++                ++               ++                ++              ++



                               Candie's First Cost
                                Sales By Division
                            Candie's Women-All Agents
                                    All Years


Open All Fall         Sell                                Gross            Billable
Candies Women   Pairs Price Factory Cost Sales $  Cost $  Profit Royalty $ Commission Agent Commission  FC Revenue  Net Earned
-------------   ----- ----- ------------ -------  ------  ------ --------- ---------- ----------------  ----------  ----------
++              ++    ++    ++           ++       ++      ++     ++        ++         ++                ++          ++
Total Customers ++    ++    ++           ++       ++      ++     ++        ++         ++                ++          ++





                               Candie's First Cost
                                Sales By Division
                            Kids Candie's -All Agents
                                    All Years


Open All Fall         Sell                                Gross            Billable
Kids Women      Pairs Price Factory Cost Sales $  Cost $  Profit Royalty $ Commission Agent Commission  FC Revenue  Net Earned
----------      ----- ----- ------------ -------  ------  ------ --------- ---------- ----------------  ----------  ----------
++              ++    ++    ++           ++       ++      ++     ++        ++         ++                ++          ++
Total Customers ++    ++    ++           ++       ++      ++     ++        ++         ++                ++          ++

